Exhibit 99.1
Pinterest Q1 2022 Letter to Shareholders
April 27, 2022
Q122 Highlights
•Our Q1 revenue grew 18% year over year to $575 million. Strength came from retail advertisers, our international business, and managed SMB advertisers.
•Our global Monthly Active Users (MAUs) decreased 9% year over year to 433 million. The year-over-year decline was primarily driven by our lapping of pandemic-influenced growth in the year-ago quarter and lower traffic from search.
•Our GAAP net loss was $5 million for Q1, compared to GAAP net loss of $22 million in the year ago quarter. Our Adjusted EBITDA1 was $77 million for Q1.
•Beginning this quarter, we will be providing additional disclosure around our revenue, MAUs and average revenue per user (ARPU), by presenting U.S. and Canada, Europe, and Rest of World separately.
Q122 Business Highlights
Before we dig into the details of the quarter, it’s worth reiterating what we’re building at Pinterest and why it matters.
We remain focused on our mission: to bring everyone the inspiration to create a life they love. We endeavor to not only make Pinterest the starting point for inspiration of life’s projects, but to help people turn these inspirations into a reality. To that end, we are improving our products across the entire inspiration-to-purchase journey.
The journey starts with inspiration, where our recent investments in native content (and specifically video) are beginning to yield results. Search and planning often follow inspiration, and we’re building a more structured search experience as well as improving recommendations and personalization. The inspiration-to-purchase journey should culminate in a seamless purchase. To this end, we are investing in making it simple to find the right products and to purchase them easily. Advertisers and brands are an essential part of this journey, and we’re building tools and formats that help them achieve their objectives too.
In Q1 2022, we continued to experience year-over-year engagement declines primarily due to pandemic-influenced growth in the year-ago quarter as well as lower search traffic (largely driven by Google’s algorithm change in November 2021). Time spent on competitive video-centric consumer platforms remains a headwind, particularly in our more mature markets. These declines were most pronounced for our desktop web and mobile web users, with mobile app users showing more resilience. The decline in global MAUs from February 1 to March 31 was primarily due to Russia's recent invasion of Ukraine, and was particularly pronounced in Europe.
That said, we believe that consumers want positive environments dedicated to helping them go from the spark of inspiration through to planning and purchasing. With inspiring new video formats, improvements in core search and recommendations, and an ever improving shopping experience, we see tremendous growth opportunities ahead of us.
Pinner Experience
Inspiration
We began investing in a native content ecosystem with an initial emphasis on video and our new format Idea Pins. Video is a fundamental medium for inspiration and planning, and we believe Pinterest has a unique role to play.
We are making progress on this:
•In Q122, the number of video Idea Pins grew 15x year over year. Going forward, we plan to further accelerate our plans with improved publishing tools powered by our 2021 acquisition of Vochi.
1 This non-GAAP financial measure excludes share-based compensation (SBC), depreciation and amortization expense, interest income, interest expense and other income (expense), net, provision for (benefit from) income taxes and non-cash charitable contributions. For more information on this, please see “About non-GAAP financial measures.”

•The growth in Idea Pin inventory has yielded more engagement signals, which has in turn helped us improve native content recommendations. As we are able to serve more relevant content to users, we’ve seen over 25% growth in the save rate of Idea Pins quarter over quarter. We believe saves are an important signal for inspired engagement.
•Finally, we continue to expand incentives to attract new Creators and publishers, reward existing Creators, and support Creators economically by incentivizing them to remain on and invest in making content for Pinterest. We’ve seen solid growth in the number of Pinners creating Idea Pins on the platform, which grew 17x in Q1, year over year.
Search and Planning
To make inspiration a reality, many Pinners want to narrow down their ideas and/or make a plan. Accordingly, we are evolving our search experience to help Pinners find the best ideas by reintroducing our popular guided search feature and expanding hair pattern search to 9 new markets. We’ve also started testing search suggestions based on relevant queries - for example dietary restrictions for food-related searches. These changes have led to higher query growth and query engagement in our experiments, and we plan to expand search recommendations to Home Decor, Fashion and other key verticals.
Shopping
We continue to invest in the Pinterest shopping experience. We launched the Pinterest API for Shopping, which will upgrade our product detail pages by incorporating real-time pricing and product availability.
We’re on the path to making shopping on Pinterest more personalized with the beta test of Your Shop in Q1, a customized shopping page powered by our taste-driven algorithm informed by Pinners’ unique preferences and styles. Your Shop is currently being tested with a portion of our U.S. Pinners with plans to launch more broadly later this year. Finally, we continue testing our seamless checkout experience with more merchants.
Pinterest for Business
Pinterest Presents
In Q1 we hosted our second annual global ads summit, Pinterest Presents, with nearly 20,000 attendees from the U.S., Canada, UK, France, Germany and Australia. Our message was clear: Pinterest is different, because it’s where people come to discover new products and plan life projects at scale.
The event showcased new tools and formats that extend this value proposition, including a new Pinterest Trends Tool (coming later this year) to help advertisers see Pinterest search data in real time and organize by the audience advertisers are targeting to build more relevant, resonant campaigns. We also announced new features such as Idea Ads, which are multimedia storytelling ad units, and a paid partnership tool that can be used by creators and advertisers who partner together for content creation. These formats should be generally available later this year.
Providing value for advertisers
We want Pinterest to be a place where any advertiser can bring their budget, their objectives, and their creative – and our ad platform will do the rest.
We are making it easier for advertisers to get started on Pinterest by opening up new technologies and launching new partnerships. In Q1, we launched the Pinterest API (v5). The Pinterest API (v5) allows developers to connect quickly and begin building applications to enable faster creation of content on Pinterest and to access user, Pin and ads analytics. In addition, our WooCommerce partnership is now live, giving millions of merchants the power to turn their product catalogs into shoppable Product Pins with just a few clicks.
In order to make our ads marketplace more efficient, we have continued to invest in machine learning (ML) driven innovations, and have deployed enhanced ML architectures to improve our ability to predict how users engage with ads. We also improved our bidding algorithms to help the pacing of advertiser spend and to more effectively deploy advertiser budgets. Both of these changes led to platform-wide lifts in conversion rate and a reduction in CPAs in Q1.
Finally, we continue to make strides on our first-party measurement suite and our ability to prove value to advertisers across the full-funnel of objectives. For example, we continued to make improvements to the Pinterest API for Conversions that enables advertisers to send conversions directly to Pinterest via a server-to-server method without requiring a Pinterest tag.

Q122 Financial Highlights
Q1 revenue grew 18% year over year to $575 million. Strength came from retail advertisers, our international business, and managed SMB advertisers, but was offset by continued weakness among CPG and certain other advertisers, who were impacted by macroeconomic and geopolitical factors. Our global Monthly Active Users (MAUs) decreased 9% year over year to 433 million. The year-over-year decline was primarily driven by our lapping of pandemic-influenced growth in the year-ago quarter and lower traffic from search engines. Our Q1 GAAP net loss was $5 million or (1)% of revenue. Non-GAAP net income2 was $69 million and our Adjusted EBITDA1 was $77 million or 13% of revenue.
Beginning this quarter, we are updating the presentation of our key metrics by presenting U.S. and Canada, Europe and Rest of World separately. We believe our revised presentation will provide additional details on the relative maturity of these regions we previously included within International. Specifically, we want to provide additional disclosure on Europe given the relative maturity of the region. As a result, we are also presenting Canada with the U.S. given the relative maturity of our business in Canada and the similarity of the U.S. and Canada advertising markets.
Users & Engagement
Global MAUs at quarter-end were 433 million, declining 9% year over year. We believe the year-over-year decline was primarily due to pandemic-influenced growth in the year-ago quarter as well as lower search traffic (largely driven by Google’s algorithm change in November 2021). Time spent on competitive video-centric consumer platforms remains a headwind, particularly in our more mature markets. These declines were most pronounced for our desktop web and mobile web users. The decline in global MAUs from February 1, 2022 to March 31, 2022 was primarily due to Russia's recent invasion of Ukraine, and was particularly pronounced in Europe.
While these headwinds impacted our MAUs, we saw pockets of strength. First, global mobile app MAUs grew mid-single digits year over year. These users continue to represent the vast majority of our impressions and revenue. Second, we saw continued strength within the younger demographic, with Gen Z users growing mid-single digits year over year. Finally, shopping engagement remained relatively resilient, with the number of Pinners engaging in shopping surfaces growing year over year.
By region:
•U.S. & Canada MAUs were 94 million, a decrease of 13% year over year in comparison to 109 million in the same period of the previous year.
◦U.S. MAUs were 85 million, a decrease of 13% year over year in comparison to the 98 million in the same period of the previous year. We do not plan to break out U.S. MAUs going forward.
•Europe MAUs were 120 million, a decrease of 12% year over year in comparison to 136 million in the same period of the previous year.
•Rest of World MAUs were 220 million, a decrease of 6% year over year in comparison to 234 million in the same period of the previous year.
Revenue
Total revenue was $575 million, an increase of 18% year over year compared to Q1 2021. Q1 revenue growth was primarily driven by strong demand from retail advertisers, growth in international markets, and strength from managed SMB advertisers. These trends were offset by macro headwinds, including supply chain issues and other factors, which continued to impact one of our largest segments, CPG advertisers, as well as some mid-market advertisers. In Europe, Russia’s invasion of Ukraine compounded a difficult macro environment, impacting many of our advertisers in that region.
2 This non-GAAP financial measure excludes SBC, amortization of acquired intangible assets and non-cash charitable contributions. For more information on this, please see “About non-GAAP financial measures.”

By region3:
•Total U.S. and Canada revenue was $470 million, an increase of 15% year over year. U.S. and Canada revenue increases were driven by ARPU.
◦U.S. revenue was $446 million, an increase of 14% year over year. We don’t plan to break out U.S. revenue (which is based on our estimate of the geographic location of our users) going forward.
•Total Europe revenue was $87 million, an increase of 27% year over year. Europe revenue increases were driven by ARPU.
•Total Rest of World revenue was $17 million, an increase of 152% year over year. Rest of World revenue increases were driven by ARPU.
ARPU
Global ARPU grew 28% year-over-year to $1.33, compared to $1.04 in Q1 2021. The expansion in global ARPU was driven primarily by advertising demand. We continue to build our sales coverage, expand our advertiser base, increase our shoppable content and execute on our strategy to provide relevant ads to our users in regions outside of the U.S. and Canada.
By region:
•U.S. and Canada ARPU was $4.98, an increase of 31% year over year.
◦U.S. ARPU was $5.21, an increase of 31% year over year. We do not plan to break out U.S. ARPU going forward.
•Europe ARPU was $0.72, an increase of 40% year over year.
•Rest of World ARPU was $0.08, an increase of 164% year over year.
Expenses
Total costs and expenses were $579 million, including $74 million of share-based compensation (SBC) and amortization of acquired intangible assets. Our total costs and expenses grew 14% year-over-year due to headcount growth, offset by $20 million of non-cash charitable contributions made in 2021. Total non-GAAP costs and expenses2 were $504 million, representing 88% of revenue compared to 84% of revenue in the year-ago quarter. Our non-GAAP costs and expenses grew 24% year-over-year. The growth reflects an increase in headcount. Our loss from operations totaled $4 million, or (1)% of revenue, compared to loss of $23 million and (5)% for the same period in 2021. Non-GAAP income from operations2 was $71 million, or 12% of revenue, compared to income of $77 million, or 16% for the same period in 2021.
Costs and expenses
•Cost of revenue was $146 million or 25% of revenue, down from 28% in the year-ago quarter. Non-GAAP cost of revenue4 was $144 million or 25% of revenue, down from 27% of revenue in the year-ago quarter. The decrease as a percentage of revenue is due to higher overall revenue, partially offset by an increase in infrastructure expense.
•Research and development expenses were $196 million, up 14% year over year. On a non-GAAP basis, expenses grew 24% year over year to $143 million. The increase was due primarily to higher headcount.
•Sales and marketing expenses were $174 million, up 33% year over year. On a non-GAAP basis, expenses grew 37% year over year to $162 million. The increase was due primarily to marketing expenses and higher headcount.
3 Revenue is geographically apportioned based on our estimate of the geographic location of our users when they perform a revenue-generating activity. U.S. and Canada, Europe and Rest of World may not sum to Global due to rounding. This allocation differs from our disclosure of revenue disaggregated by geography in the notes to our condensed consolidated financial statements where revenue is geographically apportioned based on our customers’ billing addresses.
4 This non-GAAP financial measure excludes SBC and amortization of acquired intangible assets. For more information on this, please see “About non-GAAP financial measures.”

•General and administrative expenses were $63 million, down 13% year over year. The decrease was largely due to $20 million of non-cash charitable contributions made in 2021. On a non-GAAP basis, expenses grew 31% year over year to $55 million primarily due to taxes and other items.
Net loss and Adjusted EBITDA
Net loss was $5 million or (1)% of revenue, compared to net loss of $22 million, or (4)% for the same period in 2021. Non-GAAP net income2 was $69 million, or 12% of revenue, compared to $79 million, or 16% for the same period in 2021.

Adjusted EBITDA1 was $77 million, or 13% of revenue, compared to the year-ago quarter Adjusted EBITDA of $84 million, or 17% of revenue.
Balance sheet and cash flows
•We ended the quarter with approximately $2.68 billion in cash, cash equivalents and marketable securities.
•Net cash provided by operating activities for the three months ended March 31, 2022 was $213 million, a decline from $271 million in the same period last year.

Guidance
Our current expectation is that Q2 revenue will grow around 11% year over year. We expect our non-GAAP operating expenses to grow around 10% quarter-over-quarter in Q2. For the full year, we expect non-GAAP operating expenses will grow between 35-40% year-over-year as we continue to ramp up our investments in our native content ecosystem, core Pinner experience, shopping, and headcount across research and development and sales and marketing5.
As of April 25, 2022, our U.S. and Canada MAUs were 94.0 million, and our Global MAUs were 432.9 million6.
We intend to provide further detail on our outlook during the conference call.
Our key strategic priorities for 2022 are anchored in creator-led and inspirational content, shopping, Pinner experience, and advertiser success. We plan to scale our native content ecosystem, and we expect research and development efforts to continue to focus on shopping, Pinner product, ad product and measurement investments. We also intend to grow our headcount further to fund our strategic initiatives. We think these investments will support long-term growth and continue to build the foundations for a scaled business over time.
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5 We have not provided the forward-looking GAAP equivalents for certain forward-looking non-GAAP operating expenses or a GAAP reconciliation as a result of the uncertainty regarding, and the potential variability of, reconciling items such as share-based compensation expense. Accordingly, a reconciliation of these non-GAAP guidance metrics to their corresponding GAAP equivalents is not available without unreasonable effort. However, it is important to note that material changes to reconciling items could have a significant effect on future GAAP results and, as such, we also believe that any reconciliations provided would imply a degree of precision that could be confusing or misleading to investors.
6 Results, trends and outlook for the Q2 2022 period to date are preliminary, subject to change, and may not be an indication of future performance.

Closing
We will host a Q&A webcast at 1:30pm Pacific time/ 4:30pm Eastern time today to discuss these results and our outlook. A live webcast will be available on Pinterest’s Investor Relations website at investor.pinterestinc.com. Thank you for taking the time to read our letter, and we look forward to your questions on our call this afternoon.
Sincerely,

Ben Silbermann	Todd Morgenfeld
Co-Founder, President and CEO	CFO and Head of Business Operations

Forward-looking statements
This letter to shareholders may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act of 1934, as amended, about us and our industry that involve substantial risks and uncertainties, including, among other things, statements about our future operational and financial performance. Words such as "believe," "project," "may," "will," "estimate," "continue," "anticipate," "intend," "expect," "plan" and similar expressions are intended to identify forward-looking statements. These forward-looking statements are only predictions and may differ materially from actual results due to a variety of factors including: the impact of the COVID-19 pandemic, including its impact on our business as well as on global and regional economies and economic activity; general economic and political uncertainty in global markets and a worsening of global economic conditions or low levels of economic growth, including events such as Russia's recent invasion of Ukraine; the impact of the COVID-19 pandemic on our planned investments, operations, expenses, revenue, cash flow, liquidity, users and engagement; our ability to attract,retain and resurrect users and maintain and grow their engagement levels; our ability to provide useful and relevant content; our ability to attract and retain creators that create relevant and engaging content on our platform; risks associated with new products and changes to existing products as well as other new business initiatives; our ability to maintain and enhance our brand and reputation; compromises in security; our financial performance and fluctuations in operating results; our dependency on online application stores’ and internet search engines’ methodologies and policies; discontinuation, disruptions or outages in authentication by third-party login providers; changes by third-party login providers that restrict our access or ability to identify users; competition; our ability to scale our business and revenue model; our reliance on advertising revenue and our ability to attract and retain advertisers and effectively measure advertising campaigns; our ability to effectively manage growth and expand and monetize our platform internationally; our lack of operating history and ability to sustain profitability; decisions that reduce short-term revenue or profitability or do not produce expected long-term benefits; risks associated with government actions, laws and regulations that could restrict access to our products or impair our business; litigation and government inquiries; privacy, data and other regulatory concerns; real or perceived inaccuracies in metrics related to our business; disruption, degradation or interference with our hosting services and infrastructure; our ability to attract and retain personnel; and the dual class structure of our common stock and its effect of concentrating voting control with stockholders who held our capital stock prior to the completion of our initial public offering. These and other potential risks and uncertainties that could cause actual results to differ from the results predicted are more fully detailed in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2022, which is available on our investor relations website at investor.pinterestinc.com and on the SEC website at www.sec.gov. All information provided in this letter to shareholders and in the earnings materials is as of April 27, 2022. Undue reliance should not be placed on the forward-looking statements in this letter to shareholders, which are based on information available to us on the date hereof. We undertake no duty to update this information unless required by law.

About non-GAAP financial measures
To supplement our condensed consolidated financial statements, which are prepared and presented in accordance with generally accepted accounting principles in the United States ("GAAP"), we use the following non-GAAP financial measures: Adjusted EBITDA, Adjusted EBITDA margin, non-GAAP costs and expenses (including non-GAAP cost of revenue, research and development, sales and marketing, and general and administrative), non-GAAP income from operations, non-GAAP net income and non-GAAP net income per share. The presentation of these financial measures is not intended to be considered in isolation, as a substitute for or superior to the financial information prepared and presented in accordance with GAAP. Investors are cautioned that there are material limitations associated with the use of non-GAAP financial measures as an analytical tool. In addition, these measures may be different from non-GAAP financial measures used by other companies, limiting their usefulness for comparative purposes. We compensate for these limitations by providing specific information regarding GAAP amounts excluded from these non-GAAP financial measures.
We define Adjusted EBITDA as net income (loss) adjusted to exclude depreciation and amortization expense, share-based compensation expense, interest income, interest expense and other income (expense), net, provision for (benefit from) income taxes and non-cash charitable contributions. Adjusted EBITDA margin is calculated by dividing Adjusted EBITDA by revenue. Non-GAAP costs and expenses (including non-GAAP cost of revenue, research and development, sales and marketing, and general and administrative) and non-GAAP net income exclude amortization of acquired intangible assets, share-based compensation expense and non-cash charitable contributions. Non-GAAP income from operations is calculated by subtracting non-GAAP costs and expenses from revenue. Non-GAAP net income per share is calculated by dividing non-GAAP net income by diluted weighted-average shares outstanding. We use Adjusted EBITDA, Adjusted EBITDA margin, non-GAAP costs and expenses, non-GAAP income from operations, non-GAAP net income and non-GAAP net income per share to evaluate our operating results and for financial and operational decision-making purposes. We believe Adjusted EBITDA, Adjusted EBITDA margin, non-GAAP costs and expenses, non-GAAP income from operations, non-GAAP net income and non-GAAP net income per share help identify underlying trends in our business that could otherwise be masked by the effect of the income and expenses they exclude. We also believe Adjusted EBITDA, Adjusted EBITDA margin, non-GAAP costs and expenses, non-GAAP income from operations, non-GAAP net income and non-GAAP net income per share provide useful information about our operating results, enhance the overall understanding of our past performance and future prospects and allow for greater transparency with respect to key metrics we use for financial and operational decision-making. We present Adjusted EBITDA, Adjusted EBITDA margin, non-GAAP costs and expenses, non-GAAP income from operations, non-GAAP net income and non-GAAP net income per share to assist potential investors in seeing our operating results through the eyes of management and because we believe these measures provide an additional tool for investors to use in comparing our operating results over multiple periods with other companies in our industry. There are a number of limitations related to the use of Adjusted EBITDA, Adjusted EBITDA margin, non-GAAP costs and expenses, non-GAAP income from operations, non-GAAP net income and non-GAAP net income per share rather than net income (loss), net margin, total costs and expenses, income (loss) from operations, net income (loss) and net income (loss) per share, respectively, the nearest GAAP equivalents. For example, Adjusted EBITDA excludes certain recurring, non-cash charges such as depreciation of fixed assets and amortization of acquired intangible assets, although these assets may have to be replaced in the future, and share-based compensation expense, which has been, and will continue to be for the foreseeable future, a significant recurring expense and an important part of our compensation strategy.
For a reconciliation of these non-GAAP financial measures to the most directly comparable GAAP financial measures, please see the tables under "Reconciliation of GAAP to non-GAAP financial results" included at the end of this letter.

Limitation of key metrics and other data
The numbers for our key metrics, which include our MAUs and ARPU, are calculated using internal company data based on the activity of user accounts. We define a monthly active user as an authenticated Pinterest user who visits our website, opens our mobile application or interacts with Pinterest through one of our browser or site extensions, such as the Save button, at least once during the 30-day period ending on the date of measurement. Unless otherwise indicated, we present MAUs based on the number of MAUs measured on the last day of the current period. We measure monetization of our platform through our average revenue per user metric. We define ARPU as our total revenue in a given geography during a period divided by the average of the number of MAUs in that geography during the period. We calculate average MAUs based on the average of the number of MAUs measured on the last day of the current period and the last day prior to the beginning of the current period. We calculate ARPU by geography based on our estimate of the geography in which revenue-generating activities occur. We use these metrics to assess the growth and health of the overall business and believe that MAUs and ARPU best reflect our ability to attract, retain, engage and monetize our users, and thereby drive revenue. While these numbers are based on what we believe to be reasonable estimates of our user base for the applicable period of measurement, there are inherent challenges in measuring usage of our products across large online and mobile populations around the world. In addition, we are continually seeking to improve our estimates of our user base, and such estimates may change due to improvements or changes in our methodology.

PINTEREST, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except par value)
(unaudited)

	March 31,	December 31,
	2022	2021
ASSETS
Current assets:
Cash and cash equivalents	$1,683,792	$1,419,630
Marketable securities	994,346	1,060,488
Accounts receivable, net of allowances of $8,366 and $8,282 as of March 31, 2022 and December 31, 2021, respectively	473,031	653,355
Prepaid expenses and other current assets	56,183	48,090
Total current assets	3,207,352	3,181,563
Property and equipment, net	54,714	53,401
Operating lease right-of-use assets	222,751	227,912
Goodwill and intangible assets, net	60,084	61,115
Other assets	13,289	13,247
Total assets	$3,558,190	$3,537,238
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$12,546	$17,675
Accrued expenses and other current liabilities	213,019	242,131
Total current liabilities	225,565	259,806
Operating lease liabilities	202,569	209,181
Other liabilities	30,396	29,508
Total liabilities	458,530	498,495
Commitments and contingencies

Stockholders’ equity:
Class A common stock, $0.00001 par value, 6,666,667 shares authorized, 573,585 and 568,228 shares issued and outstanding as of March 31, 2022 and December 31, 2021, respectively; Class B common stock, $0.00001 par value, 1,333,333 shares authorized, 88,669 and 88,644 shares issued and outstanding as of March 31, 2022 and December 31, 2021, respectively	7	7
Additional paid-in capital	5,133,804	5,059,528
Accumulated other comprehensive loss	(10,259)	(2,181)
Accumulated deficit	(2,023,892)	(2,018,611)
Total stockholders’ equity	3,099,660	3,038,743
Total liabilities and stockholders’ equity	$3,558,190	$3,537,238

PINTEREST, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended March 31,
	2022	2021
Revenue	$574,885	$485,230
Costs and expenses:
Cost of revenue	146,070	133,470
Research and development	195,548	171,728
Sales and marketing	173,953	130,322
General and administrative	62,979	72,618
Total costs and expenses	578,550	508,138
Loss from operations	(3,665)	(22,908)
Interest income	1,088	1,492
Interest expense and other income (expense), net	(1,576)	(1,563)
Loss before provision for (benefit from) income taxes	(4,153)	(22,979)
Provision for (benefit from) income taxes	1,128	(1,305)
Net loss	$(5,281)	$(21,674)
Net loss per share, basic and diluted	$(0.01)	$(0.03)
Weighted-average shares used in computing net loss per share, basic and diluted	656,899	628,593

PINTEREST, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	Three Months Ended March 31,
	2022	2021
Operating activities
Net loss	$(5,281)	$(21,674)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	7,220	6,783
Share-based compensation	73,240	79,459
Non-cash charitable contributions	—	20,490
Other	2,978	2,029
Changes in assets and liabilities:
Accounts receivable	180,203	176,564
Prepaid expenses and other assets	(8,285)	(91)
Operating lease right-of-use assets	12,394	10,288
Accounts payable	(4,638)	(717)
Accrued expenses and other liabilities	(31,620)	8,298
Operating lease liabilities	(12,822)	(10,850)
Net cash provided by operating activities	213,389	270,579
Investing activities
Purchases of property and equipment and intangible assets	(6,902)	(1,251)
Purchases of marketable securities	(155,181)	(263,170)
Sales of marketable securities	4,168	79,831
Maturities of marketable securities	207,319	149,532
Net cash provided by (used in) investing activities	49,404	(35,058)
Financing activities
Proceeds from exercise of stock options, net	1,036	9,344
Net cash provided by financing activities	1,036	9,344
Effect of exchange rate changes on cash, cash equivalents and restricted cash	333	(355)
Net increase in cash, cash equivalents and restricted cash	264,162	244,510
Cash, cash equivalents and restricted cash, beginning of period	1,427,064	678,911
Cash, cash equivalents and restricted cash, end of period	$1,691,226	$923,421
Supplemental cash flow information
Accrued property and equipment	$3,462	$125
Operating lease right-of-use assets obtained in exchange for operating lease liabilities	$7,085	$630

Reconciliation of cash, cash equivalents and restricted cash to condensed consolidated balance sheets
Cash and cash equivalents	$1,683,792	$913,740
Restricted cash included in prepaid expenses and other current assets	1,137	571
Restricted cash included in other assets	6,297	9,110
Total cash, cash equivalents and restricted cash	$1,691,226	$923,421

PINTEREST, INC.
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL RESULTS
(in thousands)
(unaudited)

	Three Months Ended March 31,
	2022	2021
Share-based compensation by function:
Cost of revenue	$1,194	$1,312
Research and development	52,890	56,475
Sales and marketing	11,769	11,891
General and administrative	7,387	9,781
Total share-based compensation	$73,240	$79,459

Amortization of acquired intangible assets by function:
Cost of revenue	$699	$94
Sales and marketing	135	—
General and administrative	197	158
Total amortization of acquired intangible assets	$1,031	$252

Reconciliation of total costs and expenses to non-GAAP costs and expenses:
Total costs and expenses	$578,550	$508,138
Share-based compensation	(73,240)	(79,459)
Amortization of acquired intangible assets	(1,031)	(252)
Non-cash charitable contributions	—	(20,490)
Total non-GAAP costs and expenses	$504,279	$407,937

Reconciliation of net loss to Adjusted EBITDA:
Net loss	$(5,281)	$(21,674)
Depreciation and amortization	7,220	6,783
Share-based compensation	73,240	79,459
Interest income	(1,088)	(1,492)
Interest expense and other (income) expense, net	1,576	1,563
Provision for (benefit from) income taxes	1,128	(1,305)
Non-cash charitable contributions	—	20,490
Adjusted EBITDA	$76,795	$83,824

PINTEREST, INC.
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL RESULTS
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended March 31,
	2022	2021
Reconciliation of net loss to non-GAAP net income:
Net loss	$(5,281)	$(21,674)
Share-based compensation	73,240	79,459
Amortization of acquired intangible assets	1,031	252
Non-cash charitable contributions	—	20,490
Non-GAAP net income	$68,990	$78,527

Basic weighted-average shares used in computing net loss per share	656,899	628,593
Weighted-average dilutive securities (1)	29,160	63,770
Diluted weighted-average shares used in computing non-GAAP net income per share	686,059	692,363
Non-GAAP net income per share	$0.10	$0.11

(1)Gives effect to potential common stock instruments such as stock options, unvested restricted stock units and unvested restricted stock awards.